EXHIBIT 23.23

CONSENT OF KELLY BOYCHUK, P.ENG.

The undersigned hereby consents to the use of their report(s) and the information derived therefrom, the use of information reviewed and approved by them for which others were originally responsible, including Section 18.6 of the technical report for the Los Filos Mine Complex (Los Filos) entitled “Updated Technical Report for the Los Filos Mine Complex, Guerrero State, Mexico” dated October 19, 2022, with an effective date of June 30, 2022, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Kelly Boychuk
By: Kelly Boychuk, P.Eng.

Dated: June 18, 2025